SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  August 10, 1999



                  LabOne, Inc.(formerly Lab Holdings, Inc.)
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Missouri                   0-16946                    43-1039532
     --------------------          -----------                ---------------
(State or other jurisdiction       (Commission             (I. R. S. Employer
       of incorporation)            File Number)           Identification No.)



               10101 Renner Blvd., Lenexa, KS                 66219
           ----------------------------------------          -------
           (Address of principal executive offices)         (Zip Code)



       Registrant's telephone number, including area code:   913-888-1770
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Item 5.      Other Events

The merger of LabOne, Inc. into Lab Holdings, Inc. became effective August 10, 1999. The merger was approved by the requisite vote of the stockholders of LabOne at its annual stockholders' meeting held August 9, 1999, and by the stockholders of Lab Holdings at its annual stockholders' meeting held August 6, 1999.

The combined company stated that $10.7 million would be paid to LabOne stockholders who made cash elections for 838,000 shares in the merger. As the aggregate cash elections did not exceed the $16.6 million maximum cash limit established in the merger agreement, all LabOne stockholders who made timely cash elections will receive $12.75 per share for their cash election shares. All other shares of LabOne common stock were converted into combined company common stock on a one-for-one basis. All shares of Lab Holdings were split
1.5 for one immediately prior to the merger.

At the time of the merger, the name of the combined company was changed to LabOne, Inc. The officers of the combined company are the officers of the former LabOne and its board of directors are nine of the former LabOne directors and three new independent non-management directors.






                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  LabOne, Inc.


Date: August 11, 1999             By    /s/  Kurt E. Gruenbacher
                                        ------------------------
                                  Kurt E. Gruenbacher, V.P. Finance, CAO
                                  and Treasurer



Date: August 11, 1999             By    /s/  Robert D. Thompson
                                        ------------------------
                                  Robert D. Thompson, Executive Vice
                                  President, COO and CFO









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